HAN LOGISTICS, INC.

5925 Starcrest Avenue

Reno, Nevada  89523

August 7, 2007

Robert Telewicz, Staff Accountant

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, NE

Washington, DC 20549

Re:  Han Logistics, Inc., a Nevada corporation (the “Company”)

Annual Report on Form 10-KSB for the calendar year ended December 31, 2006

Commission File No. 000-52273

Dear Mr. Telewicz:

In connection with responding to the staff’s comment letter, dated April 26, 2007, with respect to Company’s filings reviewed by the staff, the Company hereby acknowledges that:

The Company is responsible for the adequacy and accuracy of the disclosure in the filings;

Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filings; and

The Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

HAN LOGISTICS, INC.

By /s/ Amee Han Lombardi

              Amee Han Lombardi, President